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                                                                   EXHIBIT 10.41

In accordance with the Company's Senior Staff Officer Stock Ownership Plan (the "Plan"), senior staff officers of the Company are required to maintain ownership of Company stock equivalent to a percentage of their base salary, as adjusted for the applicable fiscal year. The Fiscal Year ending February 2004 is the first year of the Plan. By the end of the Fiscal Year ending February 2008, the Chief Executive Officer of the Company will be required to attain ownership equal to two times (2X) base salary, and all other Senior Staff Officers will be required to attain ownership equal to one times (1X) base salary. In order to satisfy ownership requirements, the Plan participants must own and hold vested and unencumbered shares of GTECH stock.